HUBBELL INCORPORATED
STOCK APPRECIATION RIGHTS AGREEMENT
HUBBELL INCORPORATED 2005 INCENTIVE AWARD PLAN,
AS AMENDED AND RESTATED

Base Price: [FMV of Common Stock on Grant Date] Grant Date: [Grant Date]

As noted in your Award notification letter, effective on the Grant Date you have been granted the number of Stock Appreciation Rights (the “Rights”) set forth in the Award notification letter. Each Right entitles you to the positive difference, if any, between the Base Price designated in the Award notification letter and the Fair Market Value of a share of Common Stock, par value $0.01 per share (the “Common Stock”) of Hubbell Incorporated (the “Company”) on the date of exercise (the “Spread”), in accordance with the provisions of the Award notification letter, this Agreement setting forth terms and conditions to the Award, and the Hubbell Incorporated 2005 Incentive Award Plan, as amended and restated (the “Plan”). By electronically acknowledging and accepting this Award, you agree to be bound by the terms and conditions herein, the Plan, and any and all conditions established by the Company in connection with Awards issued under the Plan. Defined terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.
Upon exercise of the Rights, the Spread will be paid in whole shares of Common Stock with a Fair Market Value equal to the Spread. You may only exercise a Right once it is vested, and will forfeit all unvested Rights in the event of the termination of your employment or service with the Company and all of its Subsidiaries for any reason other than Retirement, whether such termination is occasioned by you, by the Company or any of its Subsidiaries, with or without cause or by mutual agreement (“Termination of Service”).
The Rights will vest and may be exercised in one-third increments on each anniversary of the Grant Date. Notwithstanding the foregoing, the Rights shall be fully vested and exercisable upon your Termination of Service by reason of death or Permanent Disability. Upon a Change in Control, the Rights will vest and may be exercised in accordance with Section 10.2 of the Plan. The Rights shall continue to vest and be exercisable on each anniversary of the Grant Date following your Termination of Service by reason of Retirement.
Once vested, Rights may be exercised in whole or any part, at any time. However, vested Rights must be exercised, if at all, prior to the earlier of:
(a)    one year following Termination of Service by reason of death;
(b)    90 days following Termination of Service for any reason other than death or Retirement; provided however if Termination of Service is by reason of Retirement or by reason of Permanent Disability and you die within 90 days following such Termination of Service, then the vested Rights may be exercised until one year following your Termination of Service;

(c)    Termination of Service for Cause;
(d)    violation of any Restrictive Covenants; and
(e)    the tenth anniversary of the Grant Date (including in the event of Termination of Service by reason of Retirement);
and if not exercised prior thereto, the Rights shall terminate and no longer be exercisable.
“Permanent Disability” means that you are unable to perform your duties by reason of any medically determined physical or mental impairment which can be expected to result in death or which has lasted or is expected to last for a continuous period of at least 12 months, as reasonably determined by the Board of Directors in its discretion. Additionally, “Retirement” means your Termination of Service other than by reason of termination for death, permanent disability or Cause on or after age 55 and the sum of your age and service with the Company equals or exceeds 70. “Cause” means (i) misconduct which is reasonably deemed to be prejudicial to the interest of the Company, (ii) utilization or disclosure of confidential information of the Company (or of any other entity learned in the course of your job) for reasons unrelated to your employment with the Company, (iii) willful failure to perform the material duties of your job, (iv) fraud in connection with the business affairs of the Company regardless of whether said conduct is designed to defraud the Company or otherwise, (v) violation of the code of conduct or material policies of the Company including, but not limited to, written policies related to discrimination, harassment, performance of illegal or unethical activities, or conflicts of interest, (vi) violation of any fiduciary duty owed to the Company, or (vii) conviction of, plea of no contest or guilty to a felony or other crime involving moral turpitude. Cause shall be determined by the Committee (or such officer of the Company as the Committee may delegate such authority) in its sole and exclusive discretion.
Notwithstanding anything contained herein to the contrary, the Rights will terminate and no longer be exercisable in the event that you are in Competition with the Company (the “Restrictive Covenant”). For this purpose, “Competition” shall mean that you, directly or indirectly, anywhere in the United States or outside of the United States in a jurisdiction in which the Company operates or otherwise sells its products in a competitive market, own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or become a director or an employee of, or a consultant to, any person, firm or corporation which competes with the products and services of the Company; provided, however, that you shall not be in Competition with the Company as a result of investments in shares of stock traded on a national securities exchange or on the national over-the-counter market with an aggregate market value, at the time of acquisition, of less than two percent (2%) of the outstanding shares of such stock. By electronically acknowledging and accepting this Award, you agree that your right to exercise the Award, or any portion thereof, is subject to you not having been in Competition with the Company at any time during the term of the Award, and your exercise of the Award, or any portion thereof, shall constitute your certification to the Company that you have not been in Competition with the Company at any time during the term of the Award.

By electronically acknowledging and accepting this Award, you agree that your right to exercise the Award, or any portion thereof, is subject to you not having violated the foregoing Restrictive Covenant at any time during the term of the Award, and your exercise of the Award, or any portion thereof, shall constitute your certification to the Company that you have not violated and will not violate the Restrictive Covenant at any time during the term of the Award.
The Rights may be exercised pursuant to such procedures as the Company may establish and communicate to you from time to time. The Spread shall be determined by reference to the Fair Market Value of Common Stock on the date all required steps to exercise the Rights as established by the Company have been completed by you. Rights are not transferable except by will or the laws of descent and distribution.
The Company has the authority to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy applicable federal, state, local and foreign taxes (including your FICA obligation) required by law to be withheld with respect to any taxable event arising from the exercise of any vested Rights. You may satisfy your tax obligation, in whole or in part, by either: (i) electing to have the Company withhold shares of Common Stock otherwise to be delivered with a Fair Market Value equal to the minimum amount of the tax withholding obligation, (ii) surrendering to the Company previously owned shares with a Fair Market Value equal to the minimum amount of the tax withholding obligation, (iii) withholding from other cash compensation,(iv) paying the amount of the tax withholding obligation directly to the Company in cash or (v) a combination of the foregoing; provided, however, that if the tax obligation arises during a period in which you are prohibited from trading under any policy of the Company or by reason of the Exchange Act, then the tax withholding obligation shall automatically be satisfied by the Company withholding shares of Common Stock otherwise to be delivered with a Fair Market Value equal to the minimum amount of the tax withholding obligation.
Nothing in the Plan or this Agreement shall be interpreted to interfere with or limit in any way the right of the Company or any Subsidiary to terminate your employment or services at any time, nor confer upon you the right to continue in the employ or service of the Company or any Subsidiary.
The Rights are granted under and governed by the terms and conditions of the Plan. You acknowledge and agree that the Plan has been introduced voluntarily by the Company and in accordance with its terms it may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of the Rights is a one-time benefit and does not create any contractual or other right to receive additional Stock Appreciation Rights or other benefits in lieu of stock appreciation rights in the future. Future awards of Stock Appreciation Rights, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the award, the number of shares subject to such award and vesting provisions.
You acknowledge and agree to comply with the following covenants (the “Restrictive Covenants”), each of which is individually a material term of this Award and is a condition precedent to the Company making this Award, and is in addition to, and not in lieu of, any other restrictive covenants between you and the Company or any of its affiliates:

(i) You acknowledge that you have and will have possession of or access to apparatus, equipment, drawings, reports, manuals, invention records, customer lists, computer programs, or other material embodying trade secrets or confidential technical or business information of the Company (“Confidential Information”). You agree (a) not to use any such Confidential Information or material for yourself or others, and (b) not to take any such Confidential Information or reproductions of all or any portion thereof from Company facilities, in any case at any time during or after your employment by or service to the Company, except as required in your duties to the Company. You agree immediately to return all such Confidential Information and reproductions thereof in your possession to the Company upon request and in any event, upon termination of employment or service. Except with prior written authorization by the Company, you further agree not to disclose or publish any trade secret or Confidential Information of the Company or of another party to whom the Company owes an obligation of confidence, at any time during or after your employment by or service to the Company.
(ii) You agree that while providing services to the Company, you had and/or will have contact with and become aware of some, most or all of the customers of the Company, representatives of those customers, their names and addresses, specific customer and supplier needs and requirements, and leads and references to prospective customers. You agree that during the period of your employment or service with the Company and for the period beginning on the date of your termination of employment or service with the Company for any reason (the “Date of Termination”) and ending on the twelve-month anniversary thereof (such period, the “Restricted Period”), you will not directly or indirectly (a) solicit any person or entity to whom the Company has provided products or services, or any person or entity whom the Company is actively soliciting to provide products or services as of the Date of Termination, for the purpose of providing any product or service that is competitive with any product or service then offered by the Company or (b) accept business from any person or entity to whom the Company has provided products or services in the two (2) years immediately prior to the Date of Termination, where such acceptance of business concerns any product or service that is competitive with any product or service then offered by the Company. The restrictions set forth in this paragraph shall only apply to any person or entity with whom you had contact or about whom you received confidential information during the two (2) years immediately prior to the Date of Termination. For purposes of this paragraph, “contact” means interaction between you and the person or entity which takes place to further the business relationship with the Company, or performing services for the person or entity on behalf of the Company.
(iii) You agree that during the Restricted Period, you will not directly or indirectly solicit, recruit, hire or attempt to recruit or hire any other employee of the Company with whom you had contact during your employment with the Company. For purposes of this paragraph, “contact” means any interaction whatsoever between you and the other employee related to the Company.

(iv) You agree to the following restrictions: (a) during the Restricted Period, you will not, within the defined “geographic region,” directly or indirectly own, manage, operate, join or control or participate in the ownership management, operation or control of, or become a director or employee of, or a consultant to, any person, firm, or entity selling or distributing products that are competitive with the products you worked on during the two years immediately prior to the Date of Termination (each, a “Competitor”). For the purposes of this paragraph, if you were assigned a geographic territory while employed by or providing services to the Company, the term “geographic region” shall mean the countries, states, provinces, and/or cities within any geographic territory assigned to you within the two years immediately prior to the Date of Termination. For the purposes of this paragraph, if you were not assigned a geographic territory (such as for engineers or management personnel) the term “geographic region” shall mean (i) any countries, states, provinces, and/or cities where the Company sold or distributed the products you worked on or for which you were responsible during the two years immediately prior to the Date of Termination, or, if a court deems this geographic region overly broad, then (ii) the United States, or if a court deems this geographic region overly broad, then (iii) the state state(s) in which you regularly worked during the two years immediately prior to the Date of Termination.
(v) In the event you believe your activity in violation of these Restrictive Covenants would not harm the Company’s legitimate business interests, you may request that the Company waive the restrictions contained in this paragraph. Any such request shall be made in writing to the Company, c/o Hubbell Incorporated, 40 Waterview Drive, Shelton, CT 06484-1000, Attention: General Counsel, and shall identify the business with whom/which you seek to associate and describe the duties that you seek to perform. The Company has the sole discretion whether to grant such a waiver and no waiver of any restrictions under this provision shall be effective unless in writing and signed by an authorized representative of the Company.
(vi) You agree that the time, geographic, and scope limitations of the Restrictive Covenants are reasonable and necessary to protect the Company’s confidential information, trade secrets, and goodwill.
(vii) The terms of the Restrictive Covenants are severable. Any term or provision of the Restrictive Covenants that is held to be invalid or unenforceable shall be ineffective to the extent of that invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of the Restrictive Covenants or affecting the validity or enforceability of any of the terms or provisions of the Restrictive Covenants. If any provisions of the Restrictive Covenants are deemed to exceed the time, geographic, or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic, or scope limitations permissible. The Company expressly reserves the right to limit the scope of those covenants unilaterally.
(viii) The Restricted Period shall not expire, and shall be tolled, during any period in which you are in violation of any of the Restrictive Covenants set forth above.

(ix) You acknowledge and agree that (i) any breach or threatened breach of the Restrictive Covenants would cause irreparable harm to the Company, and (ii) monetary damages alone would not be an adequate remedy because they would be difficult or impossible to measure. Therefore, you further acknowledge and agree that in the case of any breach or threatened breach of the Restrictive Covenants, the Company shall be entitled to extraordinary relief, such as a temporary restraining order or injunction, in addition to any other available rights and remedies, including, but not limited to, any forfeiture or recoupment of any Award as described below.
(x) You agree that, if at any time following the date hereof you are found to have breached any Restrictive Covenant, you will pay the Company, in addition to any damages that may be awarded by the court or any forfeiture or recoupment of any Award, reasonable attorneys’ fees incurred by the Company to establish that breach, to obtain injunctive relief, and/or otherwise to enforce the Restrictive Covenants. You acknowledge that the Company shall be entitled to recover from you its reasonable attorneys’ fees if you unsuccessfully challenge the enforceability of the Restricted Covenants.
(xi) You agree that references to the Company in the Restrictive Covenants includes the “Company and its Subsidiaries” and that the scope of the foregoing and referenced agreements is reasonable and necessary in order to protect the interests of the Company and its Subsidiaries, and that the consideration to you with respect to the Restrictive Covenants was sufficient.
You agree and acknowledge that in addition to any injunctive relief to the Company, and notwithstanding anything in the Plan or this Agreement to the contrary, the Company may cause this Award to be forfeited and/or recouped (that is, returned to) the Company if you, during employment or service, or during the Restricted Period, engage in certain specified conduct, including but not limited to breach of (x) any of the Restrictive Covenants set forth above, (y) any non-solicitation, non-competition, confidentiality or other restrictive covenant agreement with the Company or any of its Subsidiaries, or (z) any other conduct by you that is determined by the Company to be detrimental to the business or reputation of the Company or any affiliate. In addition, without limiting the effect of the foregoing, as a condition to the grant of the Award or to the applicable restrictions lapsing or any other benefit under the Award, you agree to abide by any compensation recovery policy and/or other policies adopted by the Company, Subsidiary, or an affiliate, each as in effect from time to time and to the extent applicable to you. Further, you shall be subject to such compensation recovery, recoupment, forfeiture or other similar provisions as may apply under applicable law.
By electronically acknowledging and accepting this Award, you agree that your right to the applicable restrictions on the Award lapsing or any other benefit under the Award, or any portion thereof, is subject to you not having violated the foregoing Restrictive Covenants at any time during the term of the Award, and your acceptance of the applicable restrictions of the Award lapsing shall constitute your certification to the Company that you have not violated and will not violate the Restrictive Covenants at any time during the term of the Award.

Nothing in the Plan or this Agreement shall be interpreted to interfere with or limit in any way the right of the Company or any Subsidiary to terminate your employment or services at any time, nor confer upon you the right to continue in the employ or service of the Company or any Subsidiary.
This Award is granted under and governed by the terms and conditions of the Plan. You acknowledge and agree that the Plan has been introduced voluntarily by the Company and in accordance with its terms it may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. This Award under the Plan is a one-time benefit and does not create any contractual or other right to receive an award of Stock Appreciation Rights or benefits in lieu of such Award in the future. Future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the award, the number of shares and vesting provisions.
This Award shall be governed by Connecticut law without regard to choice of law principles.